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THIS IS A CONFIRMING COPY OF FORM 11-K FILED ON JUNE 29, 1993 UNDER COVER OF
FORM SE.

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM 11-K

(Mark One)

   /X/            Annual report pursuant to Section 15(d) of the
                       Securities Exchange Act of 1934

                 For the fiscal year ended December 31, 1992

                                      OR

   / /            Transition report pursuant to Section 15(d)
                    of the Securities Exchange Act of 1934

            For the transition period from             to

Commission file number 1-10070

                   THE GENIX GROUP RETIREMENT SAVINGS PLAN
                              One Marquis Plaza
                           5315 Campbell's Run Road
                            Pittsburgh, PA  15205

             (Full title of the plan and the address of the plan,
              if different from that of the issuer named below)

                            MCN Corporation (MCN)
                             500 Griswold Street
                              Detroit, MI  48226

          (Name of issuer of the common stock issued pursuant to the plan and the address of its principal executive office)
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The financial statements and schedules were filed on June 29, 1993 in paper format under cover of Form SE.
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Pursuant to the requirements of the Securities Exchange Act of 1934, MCN
Corporation has duly caused this annual report on Form 11-K to be signed on its behalf by the undersigned thereunto duly authorized.

THE GENIX GROUP RETIREMENT SAVINGS PLAN

BY:  /s/ T. E. Solomon
         T. E. Solomon
        Agent of the Plan

DATE:  June 25, 1993